Exhibit 99.1
Argan, Inc.’s Wholly Owned Subsidiary Gemma Power Systems Signs EPC Contract for
$165 Million Biomass-Fired Power Project
Company to Build 49.9 MW Project in Southeast Texas
October 17, 2011 — Rockville, MD — Argan, Inc. (NYSE AMEX: AGX) announced that its wholly owned subsidiary, Gemma Power Systems (GPS), has signed an engineer-procure-construct (EPC) contract with East Texas Electric Cooperative, Inc. (ETEC) for an approximately $165 million contract to design and build a 49.9 MW, biomass-fired power plant near Woodville, Texas. The Rural Utilities Service (RUS) must issue its approval of the contract and issue its Finding of No Significant Impact (FONSI) for the project prior to full effectiveness of the contract.
GPS has received a limited release to start critical planning and early engineering activities with a full release expected no later than Spring 2012. The project is estimated to be completed in December 2014. Rainer Bosselmann, Chairman and Chief Executive Officer of Argan, stated, “We are pleased to assist in meeting the electricity demands of the citizens of East Texas and ETEC’s member cooperatives. We look forward to working with ETEC toward the successful, on-time completion of this important project.”
About Argan, Inc.
Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as biomass, wind and solar. Argan also owns Southern Maryland Cable, Inc.
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	Arthur Trudel
301.315.0027	301.315.9467